Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

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April 30, 2012
EverBank Financial Corp
501 Riverside Avenue
Jacksonville, FL 32202

Re:	EverBank Financial Corp Registration Statement on Form S-1 (File No. 333-169824)
Ladies and Gentlemen:
          We have acted as special counsel to EverBank Financial Corp, a Delaware corporation (the “Company”), in connection with the initial public offering (the “IPO”) by the Company of up to 22,992,501 shares (including 3,772,500 shares subject to an over-allotment option) (the “Primary Shares”) and the sale by the selling stockholders (the “Selling Stockholders”) named in the Underwriting Agreement (defined below) of 5,929,999 shares (the “Secondary Shares,” and together with the Primary Shares, the “IPO Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”).
          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).
          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form S-1 (File No. 333-169824) of the Company, as filed with the Securities and Exchange Commission (the “Commission”) under the Act, including Pre-Effective Amendments No. 1 through No. 10 thereto (such registration statement, so amended, being hereinafter referred to as the “Registration Statement”); (ii) the form of underwriting agreement (the “Underwriting Agreement”) proposed to be entered into

EverBank Financial Corp
April 30, 2012

by and among the Company, Goldman, Sachs & Co., as representative of the several underwriters to be named therein (the “Underwriters”), and the Selling Stockholders, to be filed as Exhibit 1.1 to the Registration Statement; (iii) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (iv) the By-laws of the Company, as amended to date and currently in effect; (v) the form of Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement (the “New Charter”) and to be in effect upon consummation of the the IPO; (vi) the form of Amended and Restated By-laws of the Company, filed as Exhibit 3.2 to the Registration Statement (the “New By-laws”) and to be in effect upon consummation of the IPO; (vii) the form of Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by and between EverBank Financial Corp, a Florida corporation and the Company, relating to the merger of EverBank Financial Corp with and into the Company, with the Company continuing as the surviving corporation (the “Reincorporation Merger”), filed as Exhibit 2.1 to the Registration Statement; and (viii) certain resolutions of the Board of Directors of the Company, relating to (A) the Reincorporation Merger, (B) the adoption of the New Charter and the New By-laws and (C) the issuance and sale of the Primary Shares; and (ix) certain resolutions of the sole stockholder of the Company relating to the Reincorporation Merger.
          We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.
          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

EverBank Financial Corp
April 30, 2012

          Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.
          Based upon and subject to the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
          1. The Primary Shares, upon (i) due action of a duly appointed committee of the Board of Directors of the Company and (ii) due issuance of the Primary Shares against payment therefor in the manner described in the Underwriting Agreement, will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.
          2. When the Reincorporation Merger has been consummated in accordance with the terms of the Merger Agreement, the Secondary Shares will have been duly authorized and validly issued and will be fully paid and nonassessable.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP